Exhibit 99.1

Fluor Corporation	Brian Mershon / Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 / 864-281-6976 tel

469.398.7000 main tel	Geoff Telfer / Jason Landkamer
Investor Relations
469.398.7070 / 469.398.7222 tel

News Release

FLUOR REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS

•                  2015 EPS FROM CONTINUING OPERATIONS OF $3.89 EXCLUDING PENSION SETTLEMENT EXPENSES

•                  2015 EPS FROM CONTINUING OPERATIONS OF $2.85

•                  NEW AWARDS OF $21.8 BILLION; BACKLOG OF $44.7 BILLION

•                  RETURNED $635 MILLION TO SHAREHOLDERS IN 2015

IRVING, TEXAS — February 18, 2016 — Fluor Corporation (NYSE: FLR) today announced financial results for its fiscal year ended December 31, 2015.  Excluding pre-tax non-operating pension settlement expenses of $240 million, or $1.04 per diluted share after-tax, the company reported a net profit from continuing operations of $571 million, or $3.89 per diluted share, compared to $715 million or $4.48 per diluted share in 2014.  Including pension settlement expenses the company reported net earnings of $418 million, or $2.85 per diluted share. Consolidated segment profit for the year was $1.0 billion, compared to $1.3 billion a year ago.    Revenue of $18.1 billion in 2015 compares to $21.5 billion in the prior year.

Full year new awards were $21.8 billion, comprised of $11.3 billion in Oil & Gas, $6.0 billion in Power, $3.2 billion in Industrial & Infrastructure and $1.4 billion in Government.  This compares to $28.8 billion in new awards in 2014.  Consolidated backlog at year-end was a record $44.7 billion, compared with $42.5 billion a year ago, reflecting growth in the Power segment from the award of two nuclear contracts from Westinghouse.

Corporate G&A expense for 2015 was $168 million, compared with $183 million a year ago.  Fluor’s cash and marketable securities balance remains strong at $2.4 billion.  During 2015, the company generated $849 million in cash flow from operating activities, repurchased $510 million worth of Fluor shares, and paid out $125 million in dividends.

Fourth Quarter Results

Excluding pre-tax non-operating pension settlement expenses of $231 million, or $1.04 per diluted share after-tax, the company reported a net profit from continuing operations for the fourth quarter of 2015 of $96 million, or $0.68 per diluted share.  Including pension settlement expenses, the company reported a loss of $51 million, or $0.36 per diluted share.  Current quarter segment profit was $234 million and includes a $31 million charge related to a gas-fired power facility in Brunswick County, Virginia.  Corporate G&A expenses in the fourth quarter of 2015 were $54 million, compared with $53 million a year ago.  The effective tax rate in the fourth quarter of 2015 was higher than expected due to losses in two foreign subsidiaries.  Revenue for the quarter was $4.4 billion and new awards were $7.8 billion.  The combined effect of the charge on the gas-fired power project and the higher than expected tax rate was approximately $0.21 per diluted share.

“Although we are disappointed with the results in Power, our Oil & Gas business performed well and maintained backlog levels despite the continued volatility of oil prices,” said Fluor Chairman and Chief Executive Officer David Seaton. “Our nuclear contracts with Westinghouse, along with recently announced new awards in Infrastructure and our announcement to acquire Stork Holdings B.V., add diversification to our already strong backlog and build upon our strategy to expand our construction and maintenance offerings.”

Outlook

The Company is maintaining its EPS guidance for 2016 at the previously announced range of $3.50 to $4.00 per diluted share.

Business Segments

Fluor’s Oil & Gas business reported segment profit of $765 million in 2015, an increase from $670 million in 2014.  Revenue for 2015 was $10.0 billion, down from $11.5 billion in the previous year, due to the completion of major upstream projects in Australia and Canada.  The segment’s strong operating results reflect increased contributions from various downstream projects.  Full year new awards in 2015 totaled $11.3 billion, compared to $19.7 billion in 2014.  In the fourth quarter, the segment booked new awards of $2.1 billion, including two refining projects for Pemex in Mexico.  Ending backlog for the Oil & Gas segment was $28.8 billion compared to $28.5 billion a year ago.

The Industrial & Infrastructure group reported segment profit of $227 million, down from $386 million in 2014.  Total 2015 revenue for the segment decreased 31 percent to $4.1 billion from $5.9 billion a year ago.  Results for the year primarily reflect lower contributions from the mining and metals and infrastructure business lines, partially offset by increases in industrial services.  Full year new awards in 2015 totaled $3.2 billion compared to $3.3 billion in 2014.  New awards in the fourth quarter were $302 million including multiple industrial services projects.  Year-end backlog declined to $5.6 billion from $7.2 billion a year ago reflecting reduced mining and metals new award activity in the year.

The Government group reported segment profit of $83 million, compared to $93 million a year ago.  Segment profit in 2015 reflects reduced task order activities associated with the LOGCAP IV contract in Afghanistan, partially offset by increased activity on nuclear remediation projects.  Revenue for 2015 was $2.6 billion, comparable to a year ago.  New awards totaled $1.4 billion for the year, compared with $4.7 billion in 2014.  Fourth quarter 2015 new awards were $352 million and ending backlog was $3.6 billion.

Segment profit for Global Services was $45 million in 2015, compared to $83 million a year ago.  Revenue for the year declined from $581 million in 2014 to $499 million in 2015.  Lower results for the year were mainly driven by reductions in the equipment business line’s activities.

The Power group reported a segment loss of $88 million for 2015, compared to a segment profit of $31 million a year ago.  Excluding NuScale research and development expenses, the group reported a segment loss of $8 million for the year and a segment profit of $77 million in 2014.  Segment results for the year reflect cost adjustments related to a gas-fired power facility in Brunswick County, Virginia that is nearing completion this spring.  Revenue for the year was $947 million compared to $1 billion a year ago.  New awards in 2015 were $6.0 billion, compared with $1.1 billion a year ago.  Fourth quarter new awards of $5.1 billion include an award from Westinghouse Electric Company to manage the construction workforce at two nuclear power plant projects in Georgia and South Carolina.  Ending backlog was $6.8 billion, compared with $2.1 billion a year ago.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern time on Thursday, February 18, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served clients by delivering innovative and integrated solutions for our clients in the energy, chemicals, government, industrial, infrastructure, mining and metals, and power market sectors. With headquarters in Irving, Texas, Fluor ranks 136 on the FORTUNE 500 list, with revenue of $18.1 billion for 2015 and has 44,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; the Company’s failure to receive anticipated new contract awards; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; client cancellations of, or scope adjustments to, existing contracts, and the related impacts on staffing levels and cost; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; current economic conditions affecting our clients, partners, subcontractors and suppliers, which may result in decreased capital investment or expenditures by the Company’s clients or other financial difficulties by our partners, subcontractors or suppliers that may increase costs or delay project schedules; foreign economic and political uncertainties or changes that could lead to project disruptions, increased costs and potential losses; failure of our joint venture or other partners to perform their obligations; cyber-security breaches, which could impact our ability to operate; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings or claims; client delays or defaults in making payments; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; liabilities arising from faulty services; risks or uncertainties associated with events outside of our control, such as the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; the Company’s failure, or the failure of our agents or partners, to comply with laws, including anti-bribery laws, international trade laws or environmental, health and safety laws or regulations; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; possible information technology interruptions or inability to protect intellectual property; liabilities associated with the performance of nuclear services; foreign exchange risks; the inability to hire and retain qualified personnel; failure to maintain safe worksites and international security risks; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; risks or uncertainties associated with acquisitions, dispositions and investments; risks arising from the inability to successfully integrate acquired businesses; the Company’s ability to secure appropriate insurance; and restrictions on possible transactions imposed by the Company’s charter documents and Delaware law.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 18, 2016. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7070. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2015	2014
Revenue	$4,370.7	$5,455.2
Cost and expenses:
Cost of revenue	4,118.3	5,093.8
Pension settlement charge	230.5	—
Corporate general and administrative expense	53.6	53.2
Interest expense, net	7.6	3.5
Total cost and expenses	4,410.0	5,150.5
Earnings (loss) from continuing operations before taxes	(39.3)	304.7
Income tax expense (benefit)	(6.9)	69.8
Earnings (loss) from continuing operations	(32.4)	234.9
Loss from discontinued operations, net of taxes	(0.6)	(5.6)
Net earnings (loss)	(33.0)	229.3
Less: Net earnings attributable to noncontrolling interests	18.4	14.8
Net earnings (loss) attributable to Fluor Corporation	$(51.4)	$214.5
Amounts attributable to Fluor Corporation:
Earnings (loss) from continuing operations	$(50.8)	$220.1
Loss from discontinued operations, net of taxes	(0.6)	(5.6)
Net earnings (loss)	$(51.4)	$214.5
Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings (loss) from continuing operations	$(0.36)	$1.43
Loss from discontinued operations, net of taxes	—	(0.04)
Net earnings (loss)	$(0.36)	$1.39
Weighted average shares	140.9	153.9
Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings (loss) from continuing operations	$(0.36)	$1.41
Loss from discontinued operations, net of taxes	—	(0.04)
Net earnings (loss)	$(0.36)	$1.37
Weighted average shares	140.9	156.2
New awards	$7,835.7	$6,288.1
Backlog	$44,726.1	$42,481.5
Work performed	$4,246.8	$5,298.5

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

YEAR ENDED DECEMBER 31	2015	2014
Revenue	$18,114.0	$21,531.6
Cost and expenses:
Cost of revenue	17,019.3	20,132.6
Gain related to a partial sale of a subsidiary	(68.2)	—
Pension settlement charge	239.9	—
Corporate general and administrative expense	168.3	182.7
Interest expense, net	28.1	11.4
Total cost and expenses	17,387.4	20,326.7
Earnings from continuing operations before taxes	726.6	1,204.9
Income tax expense	245.9	352.8
Earnings from continuing operations	480.7	852.1
Loss from discontinued operations, net of taxes	(5.7)	(204.6)
Net earnings	475.0	647.5
Less: Net earnings attributable to noncontrolling interests	62.5	136.6
Net earnings attributable to Fluor Corporation	$412.5	$510.9
Amounts attributable to Fluor Corporation:
Earnings from continuing operations	$418.2	$715.5
Loss from discontinued operations, net of taxes	(5.7)	(204.6)
Net earnings	$412.5	$510.9
Basic earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$2.89	$4.54
Loss from discontinued operations, net of taxes	(0.04)	(1.30)
Net earnings	$2.85	$3.24
Weighted average shares	144.8	157.5
Diluted earnings (loss) per share attributable to Fluor Corporation:
Earnings from continuing operations	$2.85	$4.48
Loss from discontinued operations, net of taxes	(0.04)	(1.28)
Net earnings	$2.81	$3.20
Weighted average shares	146.7	159.6
New awards	$21,846.2	$28,831.1
Backlog	$44,726.1	$42,481.5
Work performed	$17,614.9	$20,946.6

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2015		2014 (1)
Revenue
Oil & Gas	$2,410.2		$2,621.1
Industrial & Infrastructure	982.8		1,661.4
Government	647.6		705.0
Global Services	123.9		155.4
Power	206.2		312.3
Total revenue	$4,370.7		$5,455.2

Segment profit (loss) $ and margin %
Oil & Gas	$189.0	7.8%	$185.7	7.1%
Industrial & Infrastructure	52.9	5.4%	92.2	5.5%
Government	21.1	3.3%	36.7	5.2%
Global Services	6.2	5.0%	19.9	12.8%
Power (2)	(35.2)	(17.1)%	12.1	3.9%
Total segment profit $ and margin %	$234.0	5.4%	$346.6	6.4%

Pension settlement charge	(230.5)		—
Corporate general and administrative expense	(53.6)		(53.2)
Interest expense, net	(7.6)		(3.5)
Earnings attributable to noncontrolling interests	18.4		14.8
Earnings (loss) from continuing operations before taxes	$(39.3)		$304.7

YEAR ENDED DECEMBER 31	2015		2014 (1)
Revenue
Oil & Gas	$10,040.2		$11,524.6
Industrial & Infrastructure	4,070.6		5,909.8
Government	2,557.4		2,511.9
Global Services	499.1		581.2
Power	946.7		1,004.1
Total revenue	$18,114.0		$21,531.6

Segment profit (loss) $ and margin %
Oil & Gas	$764.5	7.6%	$670.2	5.8%
Industrial & Infrastructure	227.4	5.6%	385.6	6.5%
Government	83.1	3.2%	92.7	3.7%
Global Services	45.2	9.1%	82.6	14.2%
Power (2)	(88.0)	(9.3)%	31.3	3.1%
Total segment profit $ and margin %	$1,032.2	5.7%	$1,262.4	5.9%

Gain related to a partial sale of a subsidiary	68.2		—
Pension settlement charge	(239.9)		—
Corporate general and administrative expense	(168.3)		(182.7)
Interest expense, net	(28.1)		(11.4)
Earnings attributable to noncontrolling interests	62.5		136.6
Earnings from continuing operations before taxes	$726.6		$1,204.9

(1) Effective January 1, 2015, the company implemented certain organizational changes that impacted the composition of its reportable segments. Revenue and segment profit for the Oil & Gas, Industrial & Infrastructure and Global Services segments in 2014 have been recast to reflect these changes.

(2) Includes research and development expenses associated with NuScale totaling $15 million and $12 million for three months ended December 31, 2015 and 2014, respectively, and $80 million and $46 million for the years ended December 31, 2015 and 2014, respectively.

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	DECEMBER 31,	DECEMBER 31,
	2015	2014
Cash and marketable securities, including noncurrent	$2,367.6	$2,441.9
Total current assets	5,278.3	5,758.0
Total assets	7,631.5	8,194.4
Total short-term debt	—	28.7
Total current liabilities	2,935.4	3,330.9
Long-term debt	992.7	991.7
Shareholders’ equity	2,997.3	3,110.9

Total debt to capitalization % (based on shareholders’ equity)	24.9%	24.7%
Shareholders’ equity per share	$21.56	$20.93

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2015	2014

Cash provided by operating activities	$849.1	$642.6

Investing activities
Net (purchases) sales and maturities of marketable securities	25.3	8.9
Capital expenditures	(240.2)	(324.7)
Proceeds from disposal of property, plant and equipment	94.3	105.9
Proceeds from sale of buildings	82.1	—
Proceeds from a partial sale of a subsidiary	45.6	—
Proceeds from sales of equity method investments	—	44.0
Investments in partnerships and joint ventures	(91.1)	(38.7)
Other items	17.5	5.5
Cash utilized by investing activities	(66.5)	(199.1)

Financing activities
Repurchase of common stock	(509.7)	(906.1)
Dividends paid	(125.2)	(126.2)
Proceeds from issuance of 3.5% Senior Notes	—	494.6
Repayment of convertible debt and other borrowings	(28.4)	(0.1)
Distributions paid to noncontrolling interests, net of capital contributions	(53.7)	(134.7)
Other Items	(11.2)	6.1
Cash utilized by financing activities	(728.2)	(666.4)

Effect of exchange rate changes on cash	(97.6)	(67.5)

Decrease in cash and cash equivalents	$(43.2)	$(290.4)

Depreciation	$188.7	$191.7

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2015		2014(1)		% Chg

Oil & Gas	$2,127	27%	$4,895	78%	(57)%
Industrial & Infrastructure	302	4%	708	11%	(57)%
Government	352	4%	157	3%	124%
Power	5,055	65%	528	8%	NM
Total new awards	$7,836	100%	$6,288	100%	25%

YEAR ENDED DECEMBER 31	2015		2014 (1)		% Chg

Oil & Gas	$11,270	52%	$19,745	69%	(43)%
Industrial & Infrastructure	3,191	15%	3,280	11%	(3)%
Government	1,429	6%	4,693	16%	(70)%
Power	5,956	27%	1,113	4%	NM
Total new awards	$21,846	100%	$28,831	100%	(24)%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2015 (2)		2014 (1)		% Chg

Oil & Gas	$28,796	64%	$28,493	67%	1%
Industrial & Infrastructure	5,600	13%	7,194	17%	(22)%
Government	3,560	8%	4,741	11%	(25)%
Power	6,770	15%	2,054	5%	NM
Total backlog	$44,726	100%	$42,482	100%	5%

United States	$18,167	41%	$14,424	34%	26%
The Americas (excluding the United States)	10,530	23%	12,694	30%	(17)%
Europe, Africa and the Middle East	13,351	30%	12,211	29%	9%
Asia Pacific (including Australia)	2,678	6%	3,153	7%	(15)%
Total backlog	$44,726	100%	$42,482	100%	5%

(1) Effective January 1, 2015, the company implemented certain organizational changes that impacted the composition of its reportable segments. New awards and backlog for the Oil & Gas and Industrial & Infrastructure segments in 2014 have been recast to reflect these changes.

(2) Backlog was negatively impacted by approximately $0.6 billion and $3.0 billion for the three months and year ended December 31, 2015, respectively, due to a strengthening U.S. dollar compared to most major foreign currencies.

NM - Not meaningful